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                                                                     Exhibit 5.1



                       [LETTERHEAD OF SULLIVAN & CROMWELL]





                                                                 August 11, 2000

Universal Corporation,
   1501 Hamilton Street,
      Richmond, Virginia  23230.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $400,000,000 principal amount of debt securities (the "Securities") of Universal Corporation, a Virginia corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having
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Universal Corporation                                                        -2-


jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under
Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which
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Universal Corporation                                                        -3-


the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the Commonwealth of Virginia and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Virginia law, we have relied upon the opinion, dated August 11, 2000 of George C. Freeman, III, Esq., Assistant Secretary of the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of George C. Freeman, III, Esq.

                  Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.
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Universal Corporation                                                        -4-


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                    Very truly yours,

                                                    /s/ Sullivan & Cromwell